Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2014 (except for Note 15, as to which the date is March 7, 2014) relating to the consolidated financial statements of A10 Networks, Inc. and subsidiaries (the “Company”) appearing in the Prospectus dated March 21, 2014 filed by the Company pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended relating to the Company’s Registration Statement No. 333-194015 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 21, 2014